UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 7, 2017
TEMPUR SEALY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1000 Tempur Way
Lexington, Kentucky 40511
(Address of principal executive offices) (Zip Code)
(800) 878-8889
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 7, 2017, Tempur Sealy International, Inc. (the “Company”) granted a broad-based group of its management team (the “Managers”) a total of approximately 1.4 million Performance Restricted Stock Units (“Aspirational Awards”) pursuant to 2017 Performance Restricted Stock Unit Award Agreements (the “2017 Project 650 Award Agreements” or “Award Agreements”).

Purpose and Benefits of the Aspirational Awards

The Compensation Committee has granted the Aspirational Awards based upon challenging performance hurdles that, if achieved, would likely result in significant stockholder value creation. The purposes and benefits of the Aspirational Awards include the following:

•	To further encourage significant increases in profitable growth and stockholder value creation;

•	To encourage “aspirational pay for aspirational performance;” and

•	To further align management and stockholder interests.

Summary of Vesting and Performance Targets

The Aspirational Awards will vest in accordance with a formula related to the Company’s Adjusted EBITDA (as defined in the Award Agreements) as measured over any four consecutive fiscal quarters (each a “Four Quarter Period”) during two separate measurement periods. The first measurement period consists of the fiscal quarters ending March 31, 2018 through December 31, 2019 (the “First Designated Period”). The second measurement period consists of the fiscal quarters ending March 31, 2020 through December 31, 2020 (the “Second Designated Period”).

The formula for the First Designated Period is illustrated in the chart below:

Adjusted EBITDA	Percentage of Aspirational Awards That Will Vest
≥ $650 million	100%
> $600 million and < $650 million	Prorated between 66% and 100%
$600 million	66%
< $600 million	0%

If any Aspirational Awards vest during the First Designated Period, then the right to earn any additional Aspirational Awards through future performance will terminate. However, if the Company does not achieve Adjusted EBITDA equal to or exceeding $600 million for any Four Quarter Period during the First Designated Period, then 50% of the Aspirational Awards will remain available for vesting during any Four Quarter Period within the Second Designated Period, and the right to earn the remaining 50% of the Aspirational Awards will terminate. However, Aspirational Awards that may no longer be earned through performance pursuant to this paragraph may in the future be converted into restricted stock units (“RSUs”) upon a change of control as described below.

If no Aspirational Awards vest as a result of performance for the First Designated Period, and accordingly, up to 50% of the Aspirational Awards are available to be earned based on performance in the Second Designated Period as described above, the formula for the Second Designated Period is illustrated in the chart below:

Adjusted EBITDA	Percentage of Aspirational Awards That Will Vest
≥ $650 million	50%
> $600 million and < $650 million	Prorated between 33% and 50%
$600 million	33%
< $600 million	0%

Forfeiture of Aspirational Awards

If the Company does not achieve Adjusted EBITDA equal to or exceeding $600 million for any Four Quarter Period during either the First Designated Period or the Second Designated Period, then none of the Aspirational Awards will vest, but they may still be issuable as RSUs in the event of a change of control as described below.

Generally, if the employment of a Manager receiving Aspirational Awards terminates for any reason on or before December 31, 2019 with respect to any Aspirational Awards available to be earned during the First Designated Period or Second Designated Period, or after December 31, 2019 and on or before December 31, 2020 with respect to any Aspirational Awards available to be earned during the Second Designated Period, all of the Aspirational Awards awarded to that Manager will be forfeited, subject to certain exceptions set forth in the Award Agreements for death, disability, termination by the Company other than “for cause” or termination by the Manager for “good reason,” in each case after the Company has met the minimum performance metrics for any Four Quarter Period within the First Designated Period or Second Designated Period, as applicable.

Change of Control

Immediately upon a change of control, all outstanding Aspirational Awards that have not been previously vested and paid or are not then vested and payable, including any Aspirational Awards that were no longer available to be earned based on performance as described above, if any, will convert to time-based vesting RSUs that will vest on December 31, 2020, subject to the Manager’s continued employment with the Company and its affiliates. The amount of RSUs issuable upon a change in control occurring before December 31, 2018 will be reduced by any RSUs issuable under the Company’s prior Project 650 program with performance goals tied to an adjusted EBITDA target of $650 million in 2017 and 2018. The effect of these provisions is that on a change of control occurring on or before December 31, 2020, any Manager satisfying the eligibility requirements will receive RSUs equal to the total size of the original Aspirational Award less any PRSUs previously vested and paid based on performance.

Summary of Provisions

The foregoing is a summary of certain provisions of the 2017 Project 650 Award Agreements. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Award Agreement attached as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibit

(d)  Exhibits

Exhibit	Description
10.1	Form of 2017 Project 650 Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 7, 2017

Tempur Sealy International, Inc.

By:	/s/ Barry A. Hytinen
Name:	Barry A. Hytinen
Title:	Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Form of 2017 Project 650 Award Agreement